Calculation of Filing Fee Tables
S-8
BARRETT BUSINESS SERVICES INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	1,200,000	$ 33.355	$ 40,026,000.00	0.0001381	$ 5,527.59
Total Offering Amounts:						$ 40,026,000.00		$ 5,527.59
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,527.59
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended ("Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transactions. The amount registered represents additional shares of the Registrant's common stock authorized for issuance under the Registrant's Second Amended and Restated 2020 Stock Incentive Plan pursuant to an amendment thereto increasing the number of authorized shares by such amount, effective as of June 1, 2026. The proposed maximum offering price per unit and the maximum aggregate offering price are estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Stock Market on June 8, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources